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Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Atlantic Power Corporation of our report dated March 16, 2011, except for the Restatement of Previously Issued Financial Statements section of Note 2, which is as of March 30, 2012, relating to the financial statements of Chambers Cogeneration Limited Partnership, which appears in Atlantic Power Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, as amended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
May 8, 2012

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  Exhibit 23.4